Exhibit 99.1

Gaia Reports First Quarter 2018 Results

Subscribers Increase 70% with Streaming Revenue up 75%

BOULDER, CO, May 7, 2018 — Gaia, Inc. (NASDAQ: GAIA), a conscious media and community company, reported financial results for the first quarter ended March 31, 2018.

First Quarter 2018 vs. Same Year-Ago Quarter

▪	70% subscriber growth generated 75% increase in streaming revenues
▪	Total revenues up 66%
▪	Gross margin up 100 basis points to 86.8%

“We began 2018 on a strong note, achieving our subscriber growth target, which is ahead of the pace required to achieve our 2019 goal,” said Jirka Rysavy, Gaia’s CEO, “delivering another quarter of continued predictability.”

Gaia’s paying subscriber count increased to 421,000 on March 31, 2018, from 364,500 on December 31, 2017, and up 70% from 247,300 on March 31, 2017.

First Quarter 2018 Financial Results

Total revenues in the first quarter increased 66% to $9.6 million from $5.8 million in the year-ago quarter. This was due to 75% growth in streaming revenues, which was driven by the 70% increase in paying subscribers versus March 31, 2017.

Gross profit in the first quarter increased 68% to $8.3 million compared to $5.0 million in the year-ago quarter. Gross margin increased 100 basis points to 86.8% from 85.8% in the first quarter of 2017 due to increased revenues and continued cost efficiency in Gaia’s original content investments. Gaia expects to maintain gross margins at this level through 2018.

Total operating expenses in the first quarter were $16.2 million compared to $11.8 million in the year-ago quarter. The increase was due to the planned marketing expense increases associated with accelerated subscriber growth. Customer acquisition costs as a percentage of streaming revenue declined to 109% in the first quarter of 2018 from 121% in the year-ago quarter, despite increasing the subscriber growth rate to 70% in the current quarter from 58% in the year-ago quarter.

Net loss in the first quarter was $6.0 million, or $(0.39) per share, compared to a net loss of $6.2 million, or $(0.41) per share, in the year-ago quarter.

As of March 31, 2018, Gaia had $50.7 million in cash compared to $32.8 million at the end of 2017. On March 26, 2018, Gaia closed an oversubscribed public offering of Class A common stock, issuing 2.68 million shares, which included the full over-allotment. Gaia intends to use the net proceeds of approximately $37 million for working capital purposes. A majority of Gaia’s board of directors and executive management team participated in the offering. Gaia also paid off the $12.5 million outstanding on its line of credit as of December 31, 2017 during the quarter.

Gaia management will be presenting at the 19th Annual B Riley FBR Institutional Investor Conference on May 23 and 24, 2018 in Santa Monica, CA.

Exhibit 99.1

Conference Call

Gaia is hosting a conference call today, May 7, 2018, beginning at 4:30 p.m. ET (2:30 p.m. MT). The conference call dial-in numbers are (800) 239-9838 (or (323) 794-2551 for international callers), passcode 1175137. Questions will be reserved for analysts and investors. If you have any difficulty connecting with the conference call, please contact Liolios at (949) 574-3860. Following the completion of today’s conference call, a replay will be available until May 21, 2018 by dialing (844) 512-2921 (or (412) 317-6671 for international callers), passcode 1175137.

About Gaia

Gaia is a global video streaming service and community that provides curated conscious media in three primary channels—Seeking Truth, Transformation and Yoga—to its subscribers in over 170 countries with 8,000 titles in its English library. Over 90% of its library is exclusive to Gaia, and approximately 80% of the views are generated by content produced or owned by Gaia. For more information about Gaia, visit www.gaia.com.

Forward-Looking Statements

This press release includes forward-looking statements relating to matters that are not historical facts. Forward-looking statements may be identified by the use of words such as “expect,” “believe,” “will,” or comparable terminology or by discussions of strategy. While Gaia believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different. Risks and uncertainties that could cause materially different results include, among others, history of operating losses, general economic conditions, competition, changing consumer preferences, acquisitions, new initiatives undertaken by us, costs of acquiring new subscribers, subscriber retention rates, and other risks and uncertainties included in Gaia’s filings with the Securities and Exchange Commission. Gaia assumes no duty to update any forward-looking statements.

Contacts

Paul Tarell

Gaia, Inc.

(303) 222-3330

Paul.Tarell@gaia.com

Cody Slach

Liolios Investor Relations

(949) 574-3860

GAIA@liolios.com

Exhibit 99.1

GAIA, INC.

Condensed consolidated statements of operations

	For the Three Months Ended March 31,
(in thousands, except per share data)	2018	2017
	(unaudited)
Net revenues
Streaming	$9,138	$5,209
DVD subscription and other	477	575
Total net revenues	9,615	5,784
Cost of revenues
Streaming	1,181	743
DVD subscription and other	91	77
Total cost of revenues	1,272	820
Gross profit	8,343	4,964
Expenses:
Selling and operating	14,810	10,465
Corporate, general and administration	1,411	1,352
Total operating expenses	16,221	11,817
Loss from operations	(7,878)	(6,853)
Interest and other income, net	17	44
Loss before income taxes	(7,861)	(6,809)
Income tax benefit	(1,826)	(629)
Net loss	$(6,035)	$(6,180)
Loss per share
Basic and diluted	$(0.39)	$(0.41)
Weighted-average shares outstanding:
Basic and diluted	15,364	15,153

Exhibit 99.1

GAIA, INC.

Condensed consolidated balance sheets

	March 31,	December 31,
(in thousands)	2018	2017
ASSETS	(unaudited)
Current assets:
Cash	$50,671	$32,778
Accounts receivable	1,305	1,055
Prepaid expenses and other current assets	3,385	3,082
Total current assets	55,361	36,915
Building and land, net	18,287	17,028
Media library, software and equipment, net	21,662	20,387
Goodwill	10,609	10,609
Investments and other assets	12,718	12,040
Total assets	$118,637	$96,979
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable, accrued and other liabilities	$6,328	$16,848
Deferred revenue	4,407	3,318
Total current liabilities	10,735	20,166
Deferred taxes	164	663
Total equity	107,738	76,152
Total liabilities and equity	$118,637	$96,981

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